UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

VOCERA COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 16, 2015

Dear Fellow Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Vocera Communications, Inc. to be held at our offices located at 525 Race Street, San Jose, CA 95126 on Tuesday June 2, 2015 at 10:00 am (Pacific Time).

The Securities and Exchange Commission rules allow companies to furnish proxy materials to stockholders over the Internet. We have elected to do so, thus reducing the environmental impact and lowering the costs of printing and distributing proxy materials without impacting your timely access to this important information. On or about April 16, 2015, we expect to mail to stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access our proxy statement for our 2015 Annual Meeting of Stockholders and our 2014 annual report on Form 10-K to stockholders. The Notice of Internet Availability also provides instructions on how to vote through the Internet or by telephone, and includes instructions on how to receive paper copies of the proxy materials by mail, if desired.

The matters to be acted upon at the meeting are described in the accompanying notice of annual meeting and proxy statement.

Your vote is important.

Whether or not you plan to attend the meeting in person, please vote on the Internet or by telephone, or request, sign and return a proxy card to ensure that your shares are represented at the meeting.

Sincerely,

Brent D. Lang
President and Chief Executive Officer

VOCERA COMMUNICATIONS, INC.
525 Race Street
San Jose, CA 95126

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 2, 2015

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders of Vocera Communications, Inc. will be held at our offices located at 525 Race Street, San Jose, CA 95126 on Tuesday, June 2, 2015, at 10:00 am (Pacific Time).

We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1.	To elect three Class III directors, each to serve a three-year term through the third annual meeting of stockholders following this meeting and until a successor has been elected and qualified or until earlier resignation or removal.
2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 9, 2015, are entitled to notice of, and to vote at, the meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our headquarters.

Your vote as a Vocera Communications, Inc. stockholder is very important. Each share of stock that you own represents one vote.

For questions regarding your stock ownership, you may contact Investor Relations at (408) 882-5737 or bsamson@vocera.com or, if you are a registered holder, our transfer agent, Computershare Trust Company, N.A., by email through their website at www.computershare.com/contactus or by phone at (877) 373-6374. Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote through the Internet or by telephone, or request, sign and return your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Information About the Meeting” beginning on page 1 of the proxy statement and the instructions on the enclosed Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,

Jay M. Spitzen
General Counsel and Corporate Secretary

San Jose, California
April 16, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 2, 2015: the Proxy Statement and our 2014 Annual Report on Form 10-K are available at www.envisionreports.com/vcra.

VOCERA COMMUNICATIONS, INC.

PROXY STATEMENT FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

i

VOCERA COMMUNICATIONS, INC.
525 Race Street
San Jose, CA 95126

PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

June 2, 2015

Information About Solicitation and Voting

The accompanying proxy is solicited on behalf of Vocera Communication, Inc.’s Board of Directors for use at Vocera’s 2015 Annual Meeting of Stockholders (the “meeting”) to be held on June 2, 2015, at 10:00 am (Pacific Time), and any adjournment or postponement thereof.

Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies to each stockholder. On or about April 16, 2015, we expect to send to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report on Form 10-K. The Notice of Internet Availability also provides instructions on how to vote through the Internet or by telephone and includes instructions on how to receive paper copies of the proxy materials by mail or an electronic copy of the proxy materials by email.

This process is designed to reduce our environmental impact and lower the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

General Information About the Meeting

Purpose of the Meeting

At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, we will consider any other matters that are properly presented for a vote at the meeting. We are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly presented for a vote at the meeting, the persons named in the proxy, who are officers of the company, have the authority in their discretion to vote the shares represented by the proxy.

Record Date; Quorum

Only holders of record of common stock at the close of business on April 9, 2015, the record date, will be entitled to vote at the meeting. At the close of business on April 9, 2015, Vocera had 25,709,913 shares of common stock outstanding and entitled to vote.

The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present or represented by proxy at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

General Proxy Information

Voting Rights; Required Vote

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on April 9, 2015, the record date. You may vote all shares owned by you at such date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee or other nominee.

Stockholder of Record: Shares Registered in Your Name.  If on April 9, 2015, your shares were registered directly in your name with Vocera’s transfer agent, Computershare Trust Company, N.A., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting, or vote in advance through the Internet or by telephone, or if you request to receive paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee.  If on April 9, 2015, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your broker on how to vote the shares held in your account, and your broker has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. Because the brokerage firm, bank or other nominee that holds your shares is the stockholder of record, if you wish to attend the meeting and vote your shares you must obtain a valid proxy from the firm that holds your shares giving you the right to vote the shares at the meeting.

Each director will be elected by a plurality of the votes cast, which means that the three individuals nominated for election to the Board of Directors at the meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one, two or all nominees or “WITHHOLD” your vote with respect to one, two or all nominees. You may not cumulate votes in the election of directors. Approval of the ratification of the appointment of our independent registered public accounting firm will be obtained if the number of votes cast “FOR” the proposal at the meeting exceeds the number of votes “AGAINST” the proposal.

Abstentions (shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Broker non-votes occur when shares held by a broker for a beneficial owner are represented at the meeting but not voted on the particular proposal either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the meeting.

Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting

The Board of Directors recommends that you vote FOR each of the Class III directors named in this proxy statement (Proposal 1) and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 2).

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

•	vote in person — we will provide a ballot to stockholders who attend the meeting and wish to vote in person;
•	vote through the Internet or by telephone — in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card; or
•	vote by mail — if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the proxy card and return it as soon as possible before the meeting in the envelope provided.

Votes submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on June 1, 2015. Submitting your proxy, whether by telephone, through the Internet or by mail if you request or received a paper proxy card, will not affect your right to vote in person should you decide to attend the meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. You may either vote “FOR” all of the nominees to the Board of Directors, or you may withhold your vote from any nominee you specify. For Proposal 2, you may vote

“FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our Board of Directors stated above.

If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote by telephone or through the Internet. If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting.

If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card by telephone or through the Internet. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

The expenses of soliciting proxies will be paid by Vocera. Following the original distribution and mailing of the solicitation materials, we or our agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. Following the original distribution and mailing of the solicitation materials, we will request brokers, custodians, nominees and other record holders to forward copies of those materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies

A stockholder who has given a proxy may revoke it at any time before the closing of the polls by the inspector of elections at the meeting by:

•	delivering to the Corporate Secretary (by any means, including facsimile) a written notice stating that the proxy is revoked;
•	signing and delivering a proxy bearing a later date;
•	voting again through the Internet or by telephone; or
•	attending and voting at the meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke or change any prior voting instructions.

Electronic Access to the Proxy Materials

The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the meeting through the Internet;
•	instruct us to mail paper copies of our future proxy materials to you; and
•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The preliminary voting results will be announced at the meeting and posted on our website at http://investors.vocera.com. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the meeting.

Annual Meeting Location

We will hold the meeting at our offices located at 525 Race Street, San Jose, CA 95126 on Tuesday, June 2, 2015, at 10:00 a.m. (Pacific Time).

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

We are strongly committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, stock ownership guidelines, and other policies for the governance of the company. Our Corporate Governance Guidelines are available without charge on the investor relations section of our website at www.vocera.com.

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines. For our directors, with the exception of our Chief Executive Officer, not later than five years from the later of (i) July 30, 2012 or (ii) the date that an individual is initially elected as a director, such individual should beneficially own a number of shares of our common stock and vested equity awards with a value of not less than five times the then annual cash retainer for general board service paid by us to such director. For our Chief Executive Officer, not later than five years from the later of (i) July 30, 2012 or (ii) the date that the individual is hired or promoted to serve as our Chief Executive Officer, such individual should beneficially own a number of shares of our common stock and vested equity awards with a value of not less than six times the then annual base salary paid to such individual. We measure compliance with these stock ownership guidelines at the end of each fiscal year.

Board Leadership Structure and Risk Oversight

Our Board of Directors does not have a policy on whether the roles of the Chairman and Chief Executive Officer should be separate. Our Governance and Nominating Committee periodically considers the board’s leadership structure and makes recommendations to the board on what it believes is appropriate. The board currently believes that it should maintain flexibility in determining the board leadership structure appropriate for the company.

Robert J. Zollars has been a director and Chairman or Executive Chairman since June 2007. From June 2007 through May 2013, Mr. Zollars was Chairman of the Board and Chief Executive Officer. Beginning June 2013, Mr. Zollars became Executive Chairman of the Board and beginning June 2014, he became Chairman of the Board. As of June 2013, Brent D. Lang began serving as the President, Chief Executive Officer and a director. This leadership structure reflects the Board's determination that this structure best serves our company’s needs at this time by allowing our Chairman to lead our Board of Directors in its fundamental role of providing advice to and oversight of management and by allowing our Chief Executive Officer to focus on our day-to-day business and setting the strategic direction for our company. Because Mr. Zollars is not deemed independent for corporate governance purposes, the Board has maintained the position of Lead Independent Director and has appointed Mr. Brian D. Ascher to serve in that role. As Lead Independent Director, Mr. Ascher, among other responsibilities, attends and chairs most of the regularly scheduled meetings at which only our independent directors are present, serves as a liaison between the Chief Executive Officer and Chairman and the independent directors, and performs such additional duties as our Board of Directors may otherwise determine and delegate.

Our Board of Directors is primarily responsible for overseeing our risk management processes. Our board exercises its risk oversight function both directly and indirectly through its various committees. Our board, as a whole, determines the appropriate level of risk for our company, assesses the specific risks that we face and reviews management’s strategies for adequately mitigating and managing the identified risks. Our Audit Committee, Governance and Nominating Committee and Compensation Committee support our board in discharging its risk oversight duties and address risks inherent in their respective areas. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.

Director Independence

Our common stock is listed on the New York Stock Exchange. The listing rules of the New York Stock Exchange require that a majority of the members of our Board of Directors be independent. In February 2015, our Board of Directors confirmed that a majority of the members of our Board of Directors are independent and that all of our non-employee directors are independent, except Robert J. Zollars. Our independent non-employee directors are Brian D. Ascher, John B. Grotting, Jeffrey H. Hillebrand, Howard E. Janzen, John N. McMullen, Hany M. Nada and Sharon L. O’Keefe. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, our Board of Directors determined that none of our non-employee directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the New York Stock Exchange and the Securities and Exchange Commission. In making this determination, our Board of Directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including certain contracts for products or services in place between Vocera and entities affiliated with our directors. The independence of our board committee members is discussed below.

Committees of Our Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. The composition and responsibilities of each committee are described below. Copies of the charters for each committee are available without charge on the investor relations section of our website at www.vocera.com. Members serve on these committees until their resignations or until otherwise determined by the Board of Directors.

Audit committee.  Our Audit Committee is comprised of John N. McMullen, who is the chair of the Committee, Howard E. Janzen and Hany M. Nada, each of whom, our Board of Directors has determined, meets the requirements for independence under the current New York Stock Exchange and SEC rules and regulations. Each member of our Audit Committee is financially literate. In addition, our Board of Directors has determined that Mr. McMullen is an Audit Committee financial expert within the meaning of Item 407(d) of Regulation S-K of the Securities Act.

All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm will be approved in advance by our Audit Committee. Our Audit Committee, among other things:

•	oversees the accounting and financial reporting processes of our company, the audits of our company’s financial statements by our company’s independent registered public accounting firm and our company’s internal audit function;
•	monitors the periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our company’s independent registered public accounting firm and our company’s financial and senior management, and internal audit function;
•	appoints our company’s independent registered public accounting firm, determines and approves the fees paid to our independent accounting firm and reviews and evaluates the qualifications, independence and performance of our independent accounting firm;
•	reviews and evaluates the organization and performance of our company’s internal audit function;
•	facilitates communications among our company’s independent registered public accounting firm, financial and senior management, and internal audit function, and our Board of Directors;
•	assists our Board of Directors in oversight of our company’s compliance with legal and regulatory requirements.

Compensation Committee.  Our Compensation Committee is comprised of Jeffrey H. Hillebrand, who is the chair of the Committee, and Brian D. Ascher and John B. Grotting. Our Board of Directors has determined that each member of our Compensation Committee meets the requirements for independence under the current

New York Stock Exchange rules, a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, and an outside director within the meaning of Section 162(m) of the Internal Revenue Code. Our Compensation Committee, among other things:

•	reviews and determines the compensation of our executive officers;
•	oversees our cash-based and equity-based compensation plans, policies and programs;
•	reviews and makes recommendations to our board with respect to non-employee director compensation;
•	reviews general plans, policies and programs relating to compensation and benefits of our employees.

Our executive compensation program is administered by our Compensation Committee. In determining the compensation of each of our named executive officers, other than our President and Chief Executive Officer, our Compensation Committee considers the performance evaluations and compensation recommendations of our President and Chief Executive Officer. In the case of our President and Chief Executive Officer, our Compensation Committee evaluates his performance and independently determines whether to make any adjustments to his compensation.

Our Compensation Committee retained an independent compensation consultant, Compensia, Inc., to assist in structuring our executive officer compensation for 2014. Compensia provided our Compensation Committee with market data and analyses from a peer group of similarly-sized technology companies with similar business and financial characteristics. Compensia has not provided our company or our Compensation Committee with any other services during fiscal year 2014 that would compromise its independence or pose a conflict of interest.

The Compensation Committee has delegated in accordance with applicable law, rules and regulations, and our certificate of incorporation and bylaws, authority to an equity awards committee comprised of certain executive officers of our company the authority to make certain types of equity awards to any employee who is not an executive officer or director under our 2012 Equity Incentive Plan pursuant to the terms of such plan and the equity award guidelines approved by our Compensation Committee.

Governance and Nominating Committee.  Our Governance and Nominating Committee is comprised of John B. Grotting, who is the chair of the Committee, and Sharon L. O’Keefe. Our Board of Directors has determined that each member of our Governance and Nominating Committee meets the requirements for independence under the current New York Stock Exchange rules and regulations. Our Governance and Nominating Committee, among other things:

•	identifies, evaluates and recommends nominees to our Board of Directors and its committees;
•	oversees the evaluation of the performance of our Board of Directors and its committees;
•	reviews our corporate governance policies and proposed waivers of the policies;
•	reviews developments in corporate governance practices;
•	evaluates the adequacy of our corporate governance practices;
•	oversees continuing education for our directors;
•	makes recommendations to our Board of Directors concerning corporate governance matters.

Codes of Business Conduct and Ethics and other Corporate Policies

Our Board of Directors has adopted codes of business conduct and ethics that apply to all of our employees, officers and directors. We intend to disclose any future amendments to certain provisions of our codes of business conduct and ethics, or waivers of these provisions, on our website and/or in public filings. Our employees, officers and directors are also subject to our Policy Prohibiting Insider Trading and our Related Person Transactions Policy. We provide training to our employees regarding our codes and various company policies, which all employees are required to complete. In addition, we have adopted a Whistleblower and Complaint Policy that is designed to provide a forum to which our employees, officers and directors may report violations or suspected violations of our company policies without fear of harassment, retaliation or adverse employment consequences. The full text of our policies is posted on the investor relations section of our website at www.vocera.com.

Compensation Committee Interlocks and Insider Participation

Since January 1, 2014, the following directors have been members of our Compensation Committee: Messrs. Ascher, Grotting and Hillebrand. None of them at any time has been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving on our Board of Directors or our Compensation Committee.

Board and Committee Meetings and Attendance

The Board of Directors and its committees meet throughout the year on a pre-determined schedule, and also hold special meetings and act by written consent from time to time. During 2014, the Board of Directors held six meetings, including telephonic meetings, the Audit Committee held 10 meetings, the Compensation Committee held seven meetings and the Governance and Nominating Committee held two meetings. During 2014, none of the directors attended fewer than 75% of the aggregate of the total number of meetings held by the Board of Directors during his or her tenure and the total number of meetings held by all committees of the Board of Directors on which such director served during his or her tenure.

Typically, in conjunction with the regularly scheduled meetings of the board, the independent directors meet in executive sessions outside the presence of management.

Board Attendance at Annual Stockholders’ Meeting

We encourage each member of our Board of Directors to attend our annual meetings of stockholders. Five directors were in attendance at our 2014 annual meeting of stockholders. We do not have a formal policy regarding attendance of annual meetings by the members of our Board of Directors. We may consider in the future whether our company should adopt a more formal policy regarding director attendance at our annual meetings.

Presiding Director of Independent Director Meetings

The independent directors meet in regularly scheduled executive sessions without management. Our lead independent director is currently Mr. Ascher.

Communication with Directors

Stockholders and interested parties who wish to communicate with our Board of Directors, non-management members of our Board of Directors as a group, a committee of the Board of Directors, or a specific member of our Board of Directors (including our chairman or lead independent director) may do so by letters addressed to the attention of our Corporate Secretary.

All communications are reviewed by the Corporate Secretary and provided to the members of the Board of Directors consistent with a screening policy providing that unsolicited items, sales materials, and other routine items and items unrelated to the duties and responsibilities of the Board of Directors not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our Board of Directors.

The address for these communications is:

Corporate Secretary
Vocera Communications, Inc.
525 Race Street
San Jose, CA 95126

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our Board of Directors are selected by our Board of Directors based on the recommendation of the Governance and Nominating Committee. In recommending candidates for nomination, the Governance and Nominating Committee considers candidates recommended by directors, officers, employees, stockholders and outside consultants, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our Board of Directors is set forth below under “Stockholder Proposals to be Presented at Next Annual Meeting.”

Director Qualifications

With the goal of developing a diverse, experienced and highly-qualified Board of Directors, the Governance and Nominating Committee is responsible for developing and recommending to the Board of Directors the desired qualifications, expertise and characteristics of members of our Board of Directors.

Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many factors, and will be significantly influenced by the particular needs of our Board of Directors that are likely to evolve and change over time, our Board of Directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and New York Stock Exchange listing requirements; and the provisions of our certificate of incorporation, bylaws, Corporate Governance Guidelines, and charters of our board committees. In addition, neither our Board of Directors nor our Governance and Nominating Committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, our Governance and Nominating Committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, skills, financial and other business expertise, breadth of experience, soundness of judgment, diversity of viewpoints and experience and knowledge about our business or industry, as well as ability to devote adequate time and effort to responsibilities of our Board of Directors in the context of its existing composition. Through the nomination process, the Governance and Nominating Committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to the Board of Directors’ overall effectiveness.

PROPOSAL NO. 1

ELECTION OF CLASS III
DIRECTORS

Our Board of Directors is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors and director nominees in Class III will stand for election at this meeting. The terms of office of directors in Class I and Class II do not expire until the annual meetings of stockholders to be held in 2016 and 2017, respectively. Our Governance and Nominating Committee nominated Mr. Zollars, Mr. McMullen and Ms. O’Keefe, all incumbent Class III directors, for election as Class III directors at the 2015 annual meeting. At the recommendation of our Governance and Nominating Committee, our Board of Directors proposes that each of the three Class III nominees be elected as a Class III director for a three-year term expiring at the 2018 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal.

Shares represented by proxies will be voted “FOR” the election of each of the three Class III nominees, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve, the proxies may be voted for such substitute nominee as the proxy holders, who are officers of our company, might determine. Each nominee has consented to being named in this proxy statement and to serve if elected. Proxies may not be voted for more than three directors. Stockholders may not cumulate votes in the election of directors.

Nominees to the Board of Directors

The nominees, and their ages, occupations and length of board service are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our Board of Directors at this time.

Name of Director/Nominee	Age	Principal Occupation	Director Since
Robert J. Zollars	57	Corporate Director	June 2007
John N. McMullen(1)	56	Executive Vice President and Chief Financial Officer, Kodak	June 2011
Sharon L. O’Keefe(2)	62	President, University of Chicago Medical Center	March 2012

(1)	Member of the Audit Committee
(2)	Member of the Governance and Nominating Committee

Robert J. Zollars has served as our Chairman and Director since June 2014. From June 2013 to May 2014, he served as our Executive Chairman of the Board. For the period June 2007 through May 2013 he was our Chairman and Chief Executive Officer. From May 2006 to May 2007, he served as Chief Executive Officer of Wound Care Solutions, Inc., an operator of outsourced chronic wound care centers. From June 1999 to March 2006, Mr. Zollars served as Chief Executive Officer and Chairman of the Board of Directors of Neoforma, Inc., a healthcare technology company. From January 1997 to June 1999, Mr. Zollars served as Executive Vice President and Group President of Cardinal Health, Inc., a supplier of health care products and services, where he was responsible for five wholly-owned subsidiaries. From 1985 to 1997, Mr. Zollars served as a Division President of four different operating units at Baxter International, Inc., a medical instrument and supply company. From 1979 to 1985, Mr. Zollars served as Area Vice President and in various other capacities at American Hospital Supply Corporation, a medical supply company, which was acquired by Baxter International in 1985. Since December 2014, he has served as an Operating Partner for Frazier Healthcare, a provider of growth equity capital to emerging, medical device and healthcare services companies. Since December 2013, Mr. Zollars has served on the Board of Directors of Five9, Inc. a SaaS based software company serving call centers. Since February 2005, Mr. Zollars has served on the Board of Directors of Diamond Foods, Inc. a snack foods company, and as its Chairman since February 2012. Since May 2004, he has also served on the Board of Directors of VWR International, LLC, a life science supplier of scientific products. Since January of 2015, Mr. Zollars served as Executive Chairman of Leiter’s Pharmacy Compounding, a specialty compounding pharmacy. Mr. Zollars graduated magna cum laude with a

B.S. degree in Marketing from Arizona State University, where is now a Trustee and earned an M.B.A. degree in Finance from John F. Kennedy University. We believe Mr. Zollars should continue to serve as our Chairman of our Board of Directors based on his previous experience on our Board of Directors and as our Chief Executive Officer, as well as his over thirty years of experience in the healthcare and technology industries.

John N. McMullen has served on our Board of Directors since June 2011. Since June 2014, Mr. McMullen is serving as the Executive Vice President and Chief Financial Officer of Kodak. He is responsible for Kodak’s financial strategy and all functions within Kodak’s Finance organization. From March 2007 to July 2013, Mr. McMullen served as the Senior Vice President and Treasurer of Hewlett-Packard Company, an electronics and information technology company. From May 2002 to March 2007, he served as Vice President of Finance for Hewlett-Packard’s Imaging and Printing Group. From June 1998 to May 2002, Mr. McMullen held a variety of executive positions with Compaq Computer Corporation, (now a division of Hewlett-Packard), including Vice President of Finance and Strategy, Vice President of Finance (North America Sales and Services) and Director of Finance. Over a seventeen year period, Mr. McMullen held a variety of finance positions with Digital Equipment Corporation, a computer manufacturer. Mr. McMullen earned a B.A. degree in Finance from the University of Massachusetts. We believe Mr. McMullen should serve as a member of our Board of Directors based on his extensive corporate management experience.

Sharon L. O’Keefe has served on our Board of Directors since March 2012. Since February 2011, Ms. O’Keefe has served as president of the University of Chicago Medical Center. From April 2009 through February 2011, Ms. O’Keefe served as president of Loyola University Medical Center. Prior to her role at Loyola, she served from July 2002 to April 2009 as chief operating officer for Barnes Jewish Hospital, a member hospital of BJC Healthcare, St. Louis. In addition, Ms. O’Keefe has served in a variety of senior management roles at Johns Hopkins Hospital, Montefiore Medical Center, University of Maryland Medical System and Beth Israel Deaconess Medical Center in Boston, a teaching affiliate of Harvard Medical School. She has also served as a healthcare consultant with Ernst & Young. In addition, Ms. O’Keefe has served on the National Institutes of Health Advisory Board for Clinical Research, the Finance Committee of the National Institutes of Health Advisory Board, the Board of Trustees of the Illinois Hospital Association, and an examiner for the Malcolm Baldrige National Quality Award. Ms. O’Keefe holds an M.S. degree in nursing from Loyola University of Chicago and a B.S. degree in nursing from Northern Illinois University. We believe Ms. O’Keefe should serve as a member of our Board of Directors based on her extensive management experience in medical institutions and experience in the healthcare sector.

Our Corporate Governance Guidelines provide that if a nominee receives a greater number of votes against (which for this meeting would be votes withheld) than for election, such nominee will tender a resignation to our Governance and Nominating Committee, which will promptly make a recommendation regarding such resignation to our Board of Directors. The Board of Directors will decide whether to accept or reject such resignation.

Continuing Directors

The directors who are serving for terms that end following the meeting, and their ages, occupations and length of board service are provided in the table below. Additional biographical descriptions of each such director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our Board of Directors at this time.

Name of Director	Age	Principal Occupation	Director Since
Class I Directors:
Jeffrey H. Hillebrand(1)	61	Managing Director, JNH Consulting	February 2010
Hany M. Nada(2)	45	Managing Director, GGV Capital	May 2003
Brent D. Lang	47	President and Chief Executive Officer	June 2013

Name of Director	Age	Principal Occupation	Director Since
Class II Directors:
Brian D. Ascher*(1)	47	Partner, Venrock	May 2002
John B. Grotting(1)(3)	65	Operating Partner, Frazier Healthcare Ventures	February 2010
Howard E. Janzen(2)	61	President and Chief Executive Officer, CoolPlanet Energy Systems	May 2007

*	Lead Independent Director
(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Governance and Nominating Committee

Jeffrey H. Hillebrand has served on our Board of Directors since February 2010. Mr. Hillebrand has been the managing director at JNH Consulting since October 2012. Mr. Hillebrand worked at NorthShore University HealthSystem from 1979 to October 2012, including as chief operating officer from 1995 to 2012. Mr. Hillebrand is a fellow of the American College of Healthcare Executives, where he previously served as a regent. He has also served as a commissioner of the Certification Commission of Healthcare Information Technology. Currently, Mr. Hillebrand serves on the board of directors of Provista and Sage Medical Products, and previously served as a board member of VHA, the National Association of Healthcare Information Technology, SilkRoad, Inc., and Neoforma, Inc. He is a member of the Madison Dearborn Healthcare RoundTable and he is on the Advisory Board of Reilly Partners and Becker Communications. Mr. Hillebrand earned a B.A. degree from Dartmouth College and an M.H.S.A. degree in Health Services Administration from the University of Michigan. We believe Mr. Hillebrand should continue to serve as a member of our Board of Directors based on his extensive corporate experience with other healthcare technology companies.

Hany M. Nada has served on our Board of Directors since May 2003. Since 2000, Mr. Nada has served as managing director of GGV Capital (formerly Granite Global Ventures), a fund management company, which he co-founded. From 1991 to 2000, Mr. Nada was a managing director and a senior research analyst at Piper Jaffray & Co., an investment banking firm, specializing in software and e-Infrastructure. Since April 2005, Mr. Nada has served on the board of directors of publicly held Glu Mobile Inc., a mobile gaming company. Mr. Nada earned a B.S. degree in Economics and a B.A. degree in political science from the University of Minnesota. We believe Mr. Nada should serve as a member of our Board of Directors based on his extensive experience in venture capital.

Brent D. Lang has served as our President and Chief Executive Officer and on our Board of Directors since June 2013. From October 2007 to June 2013, he served as our President and Chief Operating Officer. From February 2007 to October 2007, he served as our Executive Vice President, from January 2007 to June 2007, he served as our Acting Chief Executive Officer, and from June 2001 through January 2007, he served as our Vice President of Marketing and Business Development. From September 1995 to June 2001, Mr. Lang worked for 3Com Corporation, a networking company, where he served in a variety of roles including senior director of marketing responsible for 3Com’s digital home products. From June 1991 to June 1993, Mr. Lang worked as a strategy consultant for Monitor Company, Inc., a consulting firm, advising Fortune 500 companies. Mr. Lang earned a B.S. degree in Industrial and Operations Engineering from the University of Michigan and an M.B.A. degree from the Stanford University Graduate School of Business. We believe Mr. Lang should serve as a member of our Board of Directors based on his position as the Company’s President and Chief Executive Officer and his extensive corporate management experience at Vocera and other companies.

Brian D. Ascher has served on our Board of Directors since May 2002. Mr. Ascher is a partner at Venrock, a venture capital fund management company, which he joined in 1998 as a Kauffman Fellow, after holding marketing and product marketing positions at Intuit, Inc., a financial software company. Mr. Ascher previously held positions at the Monitor Group, Inc. Mr. Ascher earned a B.A. degree in Biology, magna cum laude, from Princeton University and an M.B.A. degree from the Stanford University Graduate School of Business. We believe Mr. Ascher should serve as a member of our Board of Directors based on his experience on the boards of directors of numerous companies and based on his extensive corporate management experience.

John B. Grotting has served on our Board of Directors since February 2010. Since May 2010, Mr. Grotting has served as an operating partner for Frazier Healthcare Ventures, a provider of venture and growth equity capital to emerging biopharma, medical device and healthcare services companies. From January 2010 through April 2010, Mr. Grotting was an independent consultant. From 2006 to December 2009, Mr. Grotting served as chief executive officer of Ascent Healthcare Solutions, Inc. (now Stryker Corporation), a medical device reprocessor. From February 2004 to December 2006, he served as chairman and chief executive officer of Alliance Medical Corporation (now Stryker Corporation), a medical device reprocessor. From May 1999 to December 2002, Mr. Grotting served as chairman and chief executive officer of Bridge Medical, Inc., a medical software company. Mr. Grotting also served in senior executive positions at Minnesota based Allina Health System and Oregon based Legacy Health System. Since August 2010, he has served on the board of directors of Universal Hospital Services. Mr. Grotting earned a B.A. degree in Economics from St. Olaf College and a Master’s degree in Hospital and Healthcare Management from the University of Minnesota. We believe Mr. Grotting should serve as a member of our Board of Directors based on his management and corporate governance experience with other healthcare companies.

Howard E. Janzen has served on our Board of Directors since May 2007. Since October 2002, Mr. Janzen has served as the president and chief executive officer of Janzen Ventures, Inc., a private investment business. Since May 2012, Mr. Janzen has served as president and chief executive officer of CoolPlanet Energy Systems, a clean energy technology company. From March 2007 through April 2011, Mr. Janzen served as the chief executive officer of One Communications Corporation, a supplier of integrated advanced telecommunications solutions to business. From January 2004 to September 2005, Mr. Janzen served as president of Sprint Business Solutions, the business unit serving Sprint Corporation’s business customer base. From May 2003 to January 2004, he was president of Sprint Corporation’s Global Markets Group responsible for Sprint’s Long Distance business. From 1994 until October 2002, Mr. Janzen served as president and chief executive officer, and chairman of the board of directors from 2001, of Williams Communications Group, Inc., a network solutions provider. Mr. Janzen has served on the board of directors of Sonus Networks Inc. since January 2006 and Global Telecom & Technology, Inc., since October 2006. Mr. Janzen also served on the board of directors of MacroSolve, Inc. from April 2006 to May 2012. Mr. Janzen earned his B.S. and M.S. degrees in Metallurgical Engineering from the Colorado School of Mines and completed the Harvard Business School PMD program. We believe Mr. Janzen should serve as a member of our Board of Directors based on his extensive business experience and his experience on the boards of directors of other technology and communication companies.

There are no familial relationships among our directors and officers.

Director Compensation

We compensate our independent directors with a combination of cash and equity. The form and amount of compensation paid to our independent directors for serving on our Board of Directors and its committees is designed to be competitive in light of industry practices and the obligations imposed by such service. In order to align the long-term interests of our directors with those of our stockholders, a portion of the director compensation is provided in equity-based compensation. The value of total annualized compensation of our independent directors is targeted to be at approximately the median of a peer group of similarly-sized technology companies with similar business and financial characteristics. The director compensation practices of this peer group of companies was the benchmark used when considering the competitiveness of our independent director compensation. In 2014, we continued to rely on information that our Compensation Committee’s independent compensation consultant, Compensia, Inc., collected and developed regarding the competitive data and analyses for benchmarking independent director compensation in 2013.

Annual and Meeting Fees.  Each director receives an annual base cash retainer of $30,000 for such service, to be paid quarterly. Additionally, we compensate our Board of Directors for service on our committees and for service as our lead independent director as follows:

•	The chair of our Audit Committee receives an annual cash retainer of $15,000 for such service, paid quarterly, and each of the other members of the Audit Committee receives an annual cash retainer of $5,000, paid quarterly.
•	The chair of our Compensation Committee receives an annual cash retainer of $10,000 for such service, paid quarterly, and each of the other members of the Compensation Committee receives an annual cash retainer of $5,000, paid quarterly.
•	The chair of our Governance and Nominating Committee receives an annual cash retainer of $7,500 for such service, paid quarterly, and the other member of the Governance and Nominating Committee receives an annual cash retainer of $2,500, paid quarterly.
•	Our lead independent director receives an annual cash retainer of $10,000 for such service, paid quarterly.

Equity Awards.

In April 2014, the Compensation Committee approved the annual equity grant to non-employee directors on June 1, 2014 of restricted stock units having a fair market value of $100,000 on the date of grant. Each restricted stock unit will vest in full on June 1 of the next calendar year after the year of the award, subject to the director’s continuous service through such vesting date, and will automatically vest in full upon a change of control of our company.

The following table provides information for the fiscal year ended December 31, 2014 regarding all compensation awarded to, earned by or paid to each person who served as an independent director for some portion or all of 2014. Mr. Lang, our current President and Chief Executive Officer, and Mr. Zollars, the Chairman of our board of directors and a consultant to our company, did not receive any compensation for their services as directors during the fiscal year ended December 31, 2014. Mr. Zollars did receive benefits and compensation for his services, which are described in the footnotes to the table below.

Director Compensation — Fiscal 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)		All Other Compensation ($)		Total ($)(3)
Brian D. Ascher	45,000	99,992		—		144,992
John B. Grotting	42,500	99,992		—		142,492
Jeffrey H. Hillebrand	40,000	99,992		—		139,992
Howard E. Janzen	35,000	99,992		—		134,992
John N. McMullen	45,000	99,992		—		144,992
Hany M. Nada	35,000	99,992		—		134,992
Sharon L. O’Keefe	32,500	99,992		—		132,492
Robert J. Zollars	—	187,491	(4)	361,246	(5)	548,737

(1)	Amounts shown in this column reflect the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718 for awards granted during the fiscal year. The valuation assumptions used in calculating the fair value of the stock options are set forth in Note 8 of our “Notes to consolidated financial statements” included in our annual report on Form 10-K for the year ended December 31, 2014.
(2)	The grant date fair value of the awards, as described in footnote 1, which uses the price of our common stock on the date of grant to determine the grant date fair value, which was $12.79 per share.

(3)	Our non-employee directors held the following number of outstanding stock options and restricted stock units as of December 31, 2014:

Name	Option Awards	Stock Awards
Brian D. Ascher	—	7,820
John B. Grotting	—	7,820
Jeffrey H. Hillebrand	—	7,820
Howard E. Janzen	—	7,820
John N. McMullen	27,428	7,820
Hany M. Nada	—	7,820
Sharon L. O’Keefe	33,333	7,820
Robert J. Zollars	1,089,151	37,062
(4)	In May 2014, Mr. Zollars resigned as our Executive Chairman, continued as a member of our board of directors and began providing consulting services to us. In connection with the entry into his consulting agreement, Mr. Zollars received a restricted stock unit award of 14,663 shares, which vested with respect to 50% of the award on December 31, 2014 and with respect to the remaining 50% on March 31, 2015.
(5)	Represents $350,000 paid to Mr. Zollars as compensation for his consulting services to us and $11,246 of COBRA premiums paid to Mr. Zollars in connection with his resignation as our Executive Chairman. In connection with Mr. Zollars’ resignation as our Executive Chairman and the commencement of his consulting services, as further described in footnote 4, we agreed to pay Mr. Zollars a consulting fee of $50,000 per month and to pay his COBRA premiums from June 1, 2014 through May 31, 2015.

Other.

We reimburse all of our directors for travel, director continuing education programs and other business expenses incurred in connection with their services as a member of our Board of Directors and its committees, and extend coverage to them under our travel accident and directors' and officers' indemnification insurance policies.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE THREE NOMINATED CLASS III DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte & Touche LLP as our principal independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2015. As a matter of good corporate governance, our Audit Committee has decided to submit its selection of the principal independent registered public accounting firm to our company’s stockholders for ratification. In the event that Deloitte & Touche LLP is not ratified by our stockholders, our Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, our Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and stockholders.

Representatives of Deloitte & Touche LLP, our principal independent registered public accounting firm for the fiscal years ending December 31, 2014 and December 31, 2015, are expected to be present at the meeting, in which case they will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

The Audit Committee conducted a competitive process to determine our independent registered public accounting firm for the fiscal year ending December 31, 2014. As a result of this process, on March 21, 2014, the Audit Committee approved the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and dismissed PricewaterhouseCoopers LLP from that role. On March 31, 2014, we formally engaged Deloitte & Touche LLP as our independent registered public accounting firm.

PricewaterhouseCoopers LLP’s reports on our consolidated financial statements for the fiscal year ended December 31, 2013 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended December 31, 2013 and the subsequent interim period through March 21,2014, there were (i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) and the related instructions of Regulation S-K, between us and PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to PricewaterhouseCoopers LLP’s satisfaction, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of any such disagreement in connection with its reports for such years.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our Audit Committee annually. In accordance with standard policy, Deloitte & Touche LLP will periodically rotate the individuals responsible for our audit.

In addition to performing the audit of our consolidated financial statements Deloitte & Touche LLP provided various other services during fiscal 2014 and PricewaterhouseCoopers LLP provided various other services during fiscal 2014 and 2013. Our Audit Committee has determined that Deloitte & Touche LLP’s and PricewaterhouseCoopers LLP’s provisioning of these services, which are described below, did not impair either firm’s independence from us. The aggregate fees billed for fiscal 2013 and 2014 for each of the following categories of services are as follows:

Fees Billed to Vocera	Fiscal Year 2014	Fiscal Year 2013
Audit fees(1)	$833,000	$755,500
Audit related fees(2)		59,372
Tax fees(3)	100,000	—
All other fees		1,800
Total fees	$933,000	$816,672

(1)	“Audit fees” include fees for audit services primarily related to the audit of the our annual consolidated financial statements; the review of our quarterly consolidated financial statements; registration statements, comfort letters, consents, and assistance with and review of documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States). During fiscal 2014, audit fees accrued or paid to Deloitte & Touche LLP and PricewaterhouseCoopers LLP amounted to $777,000 and $56,000, respectively. All audit fees for fiscal 2013 were paid to PricewaterhouseCoopers LLP.
(2)	“Audit related fees” include fees billed for assurance and related services reasonably related to the performance of the audit or review of our fiscal 2014 consolidated financial statements. All audit related fees for fiscal 2013 were paid to PricewaterhouseCoopers LLP.
(3)	“Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible services, including technical tax advice related to federal and state income tax matters; assistance with sales tax; and assistance with tax audits. All tax fees for fiscal 2014 and 2013 were paid to Deloitte & Touche LLP and PricewaterhouseCoopers LLP, respectively.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees described in the table above were approved by our Audit Committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2015, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our directors or director nominees;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

Percentage ownership of our common stock is based on 25,697,578 shares of our common stock outstanding on March 31, 2015. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed all shares of common stock subject to options, restricted stock units (RSUs) or other convertible securities held by that person or entity that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of March 31, 2015 to be outstanding and to be beneficially owned by the person or entity holding the option for the purpose of computing the percentage ownership of that person or entity but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person or entity.

Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Vocera Communications, Inc., 525 Race St., San Jose, California 95126.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage
5% or greater stockholders:
Artisan Partners LP(1)	1,895,715	7.4%
AWM Investment Company, Inc.(2)	2,388,325	9.3%
Brown Capital Management LLC(3)	3,990,519	15.5%
ClearBridge Investments, LLC(4)	1,412,356	5.5%
Goldman Sachs Group, Inc.(5)	1,641,935	6.4%
Venrock(6)	1,665,930	6.5%
Officers and directors:
Brian D. Ascher(7)	1,665,930	6.5%
John B. Grotting(8)	48,463	*
Jeffrey H. Hillebrand	48,463	*
Howard E. Janzen	49,588	*
Paul T. Johnson(9)	68,120	*
Brent D. Lang(10)	343,255	1.3%
John N. McMullen(11)	40,558	*
Hany M. Nada(12)	345,373	1.3%
Sharon L. O'Keefe(13)	40,425	*
Justin R. Spencer	10,000	*
Robert J. Zollars(14)	1,180,635	4.4%
All officers and directors as a group (11 persons)(15)	3,840,810	14.1%

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)	Based solely on the information set forth in a Schedule 13G filed with the SEC on January 30, 2015, by Artisan Investments GP LLC. Represents 1,895,715 shares held in customer accounts over which partners and/or employees of Artisan Investments GP LLC have shared voting power over 1,843,115 shares and shared dispositive power over the 1,895,715 shares. The address of Artisan Investments GP LLC is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.
(2)	Based solely on the information set forth in a Schedule 13G filed with the SEC on February 10, 2015, by AWM Investment Company, Inc. Represents 2,388,325 shares held in customer accounts over which partners and/or employees of AWM Investment Company have shared voting and dispositive power over the 2,388,325 shares. The address of AWM Investment Company, Inc. is 527 Madison Avenue, Suite 2600, New York, NY 10022.
(3)	Based solely on the information set forth in a Schedule 13G Amendment filed with the SEC on February 5, 2015 by Brown Capital Management, LLC. Represents 3,990,519 shares beneficially owned by Brown Capital Management, LLC, over which it has sole voting power with respect to 2,309,140 shares and sole dispositive power with respect to 3,990,519 shares. Included in the shares beneficially owned by Brown Capital Management, LLC are 1,702,240 shares beneficially owned by The Brown Capital Management Small Company Fund, a registered investment company, which is managed by Brown Capital Management, LLC. The Brown Capital Management Small Company Fund has sole voting and dispositive power over the shares it beneficially owns. The address of Brown Capital Management, LLC is 1201 N. Calvert Street, Baltimore, MD 21202.
(4)	Based solely on the information set forth in a Schedule 13G filed with the SEC on February 17, 2015 by ClearBridge Investments, LLC. Represents 1,385,959 shares over which partners and/or employees of ClearBridge Investments, LLC have sole voting power with respect to 1,412,356 shares and sole dispositive power with respect to 1,412,356 shares. The address of ClearBridge Investments, LLC is 620 8th Avenue, New York, NY 10018.
(5)	Based solely on the information set forth in a Schedule 13G filed with the SEC on February 17, 2015, by The Goldman Sachs Group, Inc. Represents 1,641,935 shares held in customer accounts over which partners and/or employees of The Goldman Sachs Group, Inc. have shared voting and dispositive power over the 1,641,935 shares. The address of The Goldman Sachs Group, Inc. is 200 West Street, New York, NY 10282.
(6)	Represents 1,331,588 shares held by Venrock Associates III, L.P., 300,909 shares held by Venrock Associates, 33,433 shares held by Venrock Entrepreneurs Fund III, L.P. Venrock Management III, LLC, a Delaware limited liability company, is the sole General Partner of Venrock Associates III, L.P. VEF Management III, LLC, a Delaware limited liability company, is the sole General Partner of Venrock Entrepreneurs Fund III, L.P. No individual person or entity has the unilateral ability to cause or block the voting or disposition of any Venrock-associated entity described in this footnote. Venrock Management III, LLC and VEF Management III, LLC expressly disclaim beneficial ownership over all shares held by Venrock Associates, Venrock Associates III, L.P. and Venrock Entrepreneurs Fund III, L.P., except to the extent of their indirect pecuniary interest therein. Mr. Ascher is a member of Venrock Management III, LLC and may be deemed to beneficially own all of the shares held by Venrock Associates III, L.P. Mr. Ascher disclaims beneficial ownership of these shares except to the extent of his indirect pecuniary interest therein. The address of Venrock is 3340 Hillview Avenue, Palo Alto, California 94304.
(7)	Represents 1,665,930 shares held by entities affiliated with Venrock (see note 1). The address of Mr. Ascher is c/o Venrock, 3340 Hillview Avenue, Palo Alto, California 94304.
(8)	Represents 48,463 shares held by the Grotting Family Trust 2004.
(9)	Represents 28,327 shares held by Mr. Johnson and 39,793 options that are exercisable within 60 days of March 31, 2015.
(10)	Represents 89,401 shares held by the Lang Van Schaack Family Revocable Trust and 253,854 options held by Mr. Lang that are exercisable within 60 days of March 31, 2015.
(11)	Represents 13,130 shares held by Mr. McMullen and 27,428 options that are exercisable within 60 days of March 31, 2015.
(12)	Represents 321,809 shares and 16,472 in warrants held by entities affiliated with GGV Capital and 7,092 shares held directly by Mr. Nada. Mr. Nada is a partner of GGV Capital and disclaims beneficial ownership of these shares except to the extent of his indirect pecuniary interest therein. The address for GGV Capital is 2494 Sand Hill Road, Suite 100, Menlo Park, California 94025.
(13)	Represents 7,092 shares held by Ms. O’Keefe and 33,333 options held by Ms. O’Keefe that are exercisable within 60 days of March 31, 2015.

(14)	Represents 10,201 shares held by Mr. Zollars and 69,604 shares held by ZoCo L.P. Also includes, 13,800 shares held by Mr. Zollars and 1,087,030 options held by ZoCo L.P. that are exercisable within 60 days of March 31, 2015. ZoCo L.P. is a family limited liability partnership pursuant to which Mr. Zollars and his wife are general partners and Mr. Zollars’ children are limited partners.
(15)	Includes 1,455,238 options that are exercisable within 60 days of March 31, 2015.

EXECUTIVE COMPENSATION

Executive Compensation Tables

The following table provides information regarding all compensation awarded to, earned by or paid to our principal executive officer and the two other most highly compensated executive officers serving as such at December 31, 2014 for all services rendered in all capacities to us during 2014 and 2013. We refer to these three executive officers as our named executive officers.

Summary Compensation Table

Name and principal position	Year	Salary		Bonus(1)	Option Awards(2)	Stock Awards(3)	Non-equity incentive plan compensation(4)		All other Compensation	Total
Brent D. Lang President and Chief Executive Officer	2014	$379,167	(5)	$150,000	$854,114	$849,996	—		—	$2,233,277
	2013	337,500		—	1,000,059	1,046,794	—		—	2,384,353

Justin R. Spencer Chief Financial Officer	2014	130,096	(6)	68,000	361,780	513,570	—		—	1,073,446

Paul T. Johnson Executive Vice President of Sales and Services	2014	330,000		50,000	401,934	399,994	83,114		—	1,265,042
	2013	66,423	(7)	15,000	463,434	692,400	17,925	(8)		1,255,182

(1)	Represents a discretionary bonus in 2014 for Mr. Lang and Mr. Johnson for their performance as President and Chief Executive Officer and Executive Vice President of Sales and Services, respectively and a guaranteed bonus for Mr. Spencer. Mr. Johnson’s bonus in 2013 represented a guaranteed bonus.
(2)	Amounts reported for fiscal year 2014 and 2013 represent the grant date fair value of the stock options granted during 2014 and 2013, computed in accordance with ASC Topic 718. The valuation assumptions used in calculating the fair value of the stock options are set forth in Note 8 of our “Notes to consolidated financial statements” included in our annual report on Form 10-K for the year ended December 31, 2014.
(3)	Amounts reported for fiscal year 2014 and 2013 represent the grant date fair value of the restricted stock units granted during 2014 and 2013, computed in accordance with ASC Topic 718. The valuation assumptions used in calculating the fair value of the restricted stock units are set forth in Note 8 of our “Notes to consolidated financial statements” included in our annual report on Form 10-K for the year ended December 31, 2014.
(4)	Represents performance-based incentive awards earned for services rendered under the executive incentive compensation plan, and in the case of Mr. Johnson, the 2014 and 2013 sales commission Plan. No performance-based awards were earned under our 2014 and 2013 executive incentive compensation plan. For more information about the 2014 executive bonus plan compensation for our named executive officers, see “2014 Executive Incentive Compensation Plan and 2014 Commission Plan” below.
(5)	In June 2014, Mr. Lang’s annual base salary was increased from $350,000 to $400,000 in connection with annual merit increases and the Compensation Committee’s review of competitive officer compensation and peer company information and the salary received represents the payments received according to his prior base salary and this new base salary since June 2014.
(6)	In August 2014, our Compensation Committee approved an annual base salary of $330,000 for Mr. Spencer and the salary received represents the payments received according to this base salary since his employment began in August 2014.

(7)	In September 2013, our Compensation Committee approved an annual base salary of $330,000 for Mr. Johnson and the salary received represents the payments received according to this base salary since his employment began in October 2013.
(8)	Represents the pro rata portion of Mr. Johnson’s guaranteed sales commission for the fourth quarter of 2013.

Equity-Based Compensation

Equity-based compensation provides employees a common interest with our stockholders to increase the value of our common stock. Equity awards are granted to employees, including our executive officers, in the form of stock options with an exercise price equal to the fair market value on the date of grant and restricted stock units. Stock options have value only if the stock price increases over time. In addition, equity grants, including restricted stock units, help retain key employees because they typically cannot be fully exercised or settled for a specified vesting period, and if not exercised or vested are forfeited if the employee leaves the employ of our company. We believe that the vesting provision also helps focus our employees on long-term performance. In June 2014, we granted options to purchase 157,699 and 74,211 shares of our common stock to Messrs. Lang and Johnson, respectively, each at an exercise price of $12.92 per share. Each of these stock options vests as to  1/48th of the shares of common stock underlying the option each month. In addition, in June 2014, we also granted 66,475 and 31,282 restricted stock units to Messrs. Lang and Johnson, respectively. Each of these restricted stock units vests in three equal annual installments commencing on June 1, 2015. On September 2, 2014, we granted options to purchase 100,000 shares of our common stock, with an exercise price of $9.01 per share and 57,000 restricted stock units to Mr. Spencer in connection with the commencement of his employment with us. His option vests as to ¼th of the shares of common stock underlying the option on the one year anniversary of the grant date and  1/36th of the remaining shares subject to the stock option vest and become exercisable each month thereafter. The restricted stock unit award vests in three equal annual installments commencing on September 2, 2015.

2014 Executive Incentive Compensation Plan and 2014 Commission Plan

The 2014 executive incentive compensation plan was based on the attainment of company-wide revenue targets. In April 2014, our Compensation Committee approved the target bonuses for each of our named executive officers as follows: Mr. Lang — $400,000 and Mr. Johnson — $90,000. If 2014 revenue was exactly at the target level, the named executive officer would receive the target level of bonus. If the revenue achieved was above or below the target level, the named executive officer would receive a scaled bonus between 20% and 200% of the target bonus but would receive no bonus if the revenue achieved was less than 90% level of the target level.

In February 2015, based on our 2014 corporate performance, our Compensation Committee determined that we did not achieve the minimum revenue targets. As a result, no bonus payments were made pursuant to the 2014 executive incentive compensation plan. However, a discretionary bonus was paid to Mr. Lang and Mr. Johnson of $150,000 and $50,000, respectively, connected with their performance as President and Chief Executive Officer and Executive Vice President of Sales and Service, respectively, in 2014.

Separately, in August 2014, in connection with our offer of employment to Mr. Spencer, our compensation committee approved, and we subsequently paid to Mr. Spencer, a bonus of $68,000 which represented the pro-rated amount of his target bonus. In April, 2014 our compensation committee approved a target commission for Mr. Johnson for 2014 under our 2014 sales commission plan of $90,000 and we subsequently paid to Mr. Johnson $80,647 of this amount.

Outstanding Equity Awards at December 31, 2014

The following table provides information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2014:

	Stock Awards			Option Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of securities underlying unexercised options(1)(2)			Award exercise price(3) ($)	Award expiration date
Name				Shares Exercisable (#)		Shares Unexercisable (#)
Brent D. Lang	—		—	21,460	(4)	—	1.74	7/31/2017
	—		—	8,161	(5)	—	1.74	7/31/2017
	—		—	10,881	(6)	—	1.74	7/31/2017
	—		—	67,000	(4)	—	5.04	5/5/2021
	—		—	30,677	(4)	16,823	24.15	5/31/2022
	—		—	62,434	(4)	95,294	14.76	5/31/2023
	—		—	19,712	(4)	137,987	12.92	6/1/2024
	7,000	(7)	72,940	—		—	—
	47,281	(8)	492,668	—		—	—
	66,475	(9)	692,670	—		—	—
Justin R. Spencer	—		—	—		100,000	9.01	9/02/2024
	57,000	(10)	593,940	—		—	—
Paul T. Johnson	—		—	16,537		43,463	17.31	11/1/2023
	—		—	9,276	(4)	64,935	12.92	6/1/2024
	26,667	(11)	277,870	—
	31,282	(9)	325,958	—

(1)	All options granted to our named executive officers under the 2006 Stock Option Plan or the 2000 Stock Option Plan are immediately exercisable, regardless of vesting schedule.
(2)	Except as otherwise described in these footnotes, all options vest as to ¼th of the shares of common stock underlying the options on the first anniversary of the vesting commencement date and as to 1/48th of the shares of common stock underlying the option each month thereafter. Any options exercised prior to their vesting date would be subject to our right of repurchase as specified in the 2006 Stock Option Plan or the 2000 Stock Option Plan.
(3)	Represents the fair market value of a share of our common stock, as determined by our Board of Directors, on the grant date.
(4)	Option vests as to 1/48th of the shares of common stock underlying the option on a monthly basis.
(5)	Option vested upon our achievement of four fiscal consecutive quarters of revenue that totaled $72 million.
(6)	Option vested upon our initial public offering and following which offering our market capitalization was at least $400 million for any 10 consecutive business day period.
(7)	Represents restricted stock units granted in May 2012 under our 2012 Equity Incentive Plan. Each restricted stock unit vests in three equal annual installments commencing on May 31, 2013.
(8)	Represents restricted stock units granted in May 2013 under our 2012 Equity Incentive Plan. Each restricted stock unit vests in three equal annual installments commencing on May 31, 2014.
(9)	Represents restricted stock units granted in June 2014 under our 2012 Equity Incentive Plan. Each restricted stock unit vests in three equal annual installments commencing on June 1, 2015.
(10)	Represents restricted stock units granted in September 2014 under our 2012 Equity Incentive Plan. Each restricted stock unit vests in three equal annual installments commencing on September 2, 2015.
(11)	Represents restricted stock units granted in November 2013 under our 2012 Equity Incentive Plan. Each restricted stock unit vests in three equal annual installments commencing on November 1, 2014.

Employment, Severance and Change of Control Agreements

Brent D. Lang.  We entered into an offer letter agreement with Brent D. Lang, our President and Chief Executive Officer, dated June 8, 2012, which superseded an offer letter agreement, dated November 12, 2007. The offer letter agreement has no specific term and constitutes at-will employment.

In addition, in April 2013 our Compensation Committee authorized that we enter into a revised change of control severance agreement, in the form previously approved by our Board of Directors, with Mr. Lang to reflect his transition to our Chief Executive Officer in June 2013. The agreement with Mr. Lang provides that, in the event of Mr. Lang’s termination without cause or resignation for good reason, he will be entitled to receive cash severance payments equal to one year of Mr. Lang’s annual base salary, plus the greater of Mr. Lang’s target bonus for the year of termination or the amount of bonus paid to Mr. Lang in the prior year, plus 12 months of acceleration of outstanding equity awards and 12 months of COBRA coverage. For a termination without cause or resignation for good reason occurring within two months prior to, or 12 months following, a change of control of Vocera, the agreement provides that Mr. Lang will be entitled to receive a cash severance payment equal to 150% of Mr. Lang’s annual base salary plus 150% of the greater of Mr. Lang’s target bonus for the year of termination or the amount of bonus paid to Mr. Lang in the prior year, plus acceleration of 100% of Mr. Lang’s outstanding equity awards in addition to 18 months of COBRA coverage.

Justin R. Spencer.  We entered into an offer letter agreement with Justin R. Spencer, our Chief Financial Officer and Executive Vice President, dated July 30, 2014. The offer letter agreement has no specific term and constitutes at-will employment.

In addition, we have entered into a change of control severance agreement with Mr. Spencer, which was approved by our Board of Directors in August 2014. The agreement with Mr. Spencer provides that, in the event of Mr. Spencer’s termination without cause, he will be entitled to receive cash severance payments equal to 75% of Mr. Spencer’s annual base salary, plus 12 months of acceleration of outstanding equity awards and nine months of COBRA coverage. For a termination without cause or resignation for good reason occurring within two months prior to, or 12 months following, a change of control of Vocera, the agreement provides that Mr. Spencer will be entitled to receive a cash severance payment equal to 100% of Mr. Spencer’s annual base salary plus 100% of the greater of Mr. Spencer’s target bonus for the year of termination or the amount of bonus paid to Mr. Spencer in the prior year, plus acceleration of 100% of Mr. Spencer’s outstanding equity awards in addition to 12 months of COBRA coverage.

Paul T. Johnson.  We entered into an offer letter agreement with Paul T. Johnson, our Executive Vice President of Sales and Services, dated September 27, 2013. The offer letter agreement has no specific term and constitutes at-will employment.

In addition, we have entered into a change of control severance agreement with Mr. Johnson, which was approved by our compensation committee in September 2013. The agreement with Mr. Johnson provides that, in the event of Mr. Johnson’s termination without cause, he will be entitled to receive cash severance payments equal to 75% of Mr. Johnson’s annual base salary, plus 12 months of acceleration of outstanding equity awards and nine months of COBRA coverage. For a termination without cause or resignation for good reason occurring within two months prior to, or 12 months following, a change of control of Vocera, the agreement provides that Mr. Johnson will be entitled to receive a cash severance payment equal to 100% of Mr. Johnson’s annual base salary plus 100% of the greater of Mr. Johnson’s target bonus for the year of termination or the amount of bonus paid to Mr. Johnson in the prior year, plus acceleration of 100% of Mr. Johnson’s outstanding equity awards in addition to 12 months of COBRA coverage.

The severance payments under the change of control severance agreements with each of our executive officers are contingent upon such executive officer’s execution, delivery and non-revocation of a release and waiver of claims satisfactory to us within 45 days of such executive officer’s separation from service.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2014 with respect to compensation plans under which shares of our common stock may be issued. The category “Equity compensation plans approved by security holders” in the table below consists of the 2000 Stock Option Plan, 2006 Stock Option Plan, 2012 Equity Incentive Plan and 2012 Employee Stock Purchase Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (#)
Equity compensation plans approved by security holders	3,463,115	(1)	9.76	(2)	622,343	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	3,463,115		9.76		622,343

(1)	Excludes purchase rights accruing under our 2012 Employee Stock Purchase Plan.
(2)	The weighted average exercise price relates solely to outstanding stock option shares and warrants since shares subject to restricted stock units have no exercise price.
(3)	The number of shares reserved for issuance under our 2012 Equity Incentive Plan will increase automatically on January 1 by the number of shares equal to 5% of the total outstanding shares of our common stock as of the immediately preceding December 31st. Similarly, the number of shares reserved for issuance under our 2012 Employee Stock Purchase Plan will increase automatically on January 1 by the number of shares equal to 1% of the total outstanding shares of our common stock as of the immediately preceding December 31st (rounded to the nearest whole share).

TRANSACTIONS WITH RELATED PARTIES, FOUNDERS AND CONTROL PERSONS

From January 1, 2014 to the present, there have been no transactions, and there are currently no proposed transactions, in which the amount involved exceeds $120,000 to which we or any of our subsidiaries was (or is to be) a party and in which any director, director nominee, executive officer, holder of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had (or will have) a direct or indirect material interest, except for payments set forth under “Proposal One” and “Executive Compensation” above.

Review, approval or ratification of transactions with related parties

Our Board of Directors recognizes that transactions between our company and persons or entities that may be deemed related persons can present potential or actual conflicts of interest and create the appearance of impropriety. Accordingly, our board has delegated authority for the review and approval of all related person transactions to the Governance and Nominating Committee of our Board of Directors. We have adopted a Related Person Transactions Policy to provide procedures for reviewing, approving and ratifying any transaction involving our company or any of its subsidiaries in which a 5% or greater stockholder, director, executive officer or members of their immediate family have or will have a material interest as determined by our Governance and Nominating Committee. This policy is intended to supplement, and not to supersede, our company’s other policies that may be applicable to or involve transactions with related persons. The full text of this policy is posted on the investor relations section of our website at www.vocera.com.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of the Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that we specifically incorporate it by reference.

The Audit Committee has reviewed and discussed with our management and Deloitte & Touche LLP our audited consolidated financial statements as of and for the year ended December 31, 2014. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements as of and for the year ended December 31, 2014 be included in our annual report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

John N. McMullen, Chair
Howard E. Janzen
Hany M. Nada

ADDITIONAL INFORMATION

Stockholder Proposals to be presented at Next Annual Meeting

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.  Our bylaws provide that for stockholder nominations to our Board of Directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Vocera Communications, Inc., 525 Race Street, San Jose, California 95126, Attn: Corporate Secretary.

To be timely for our company’s 2016 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than 5:00 p.m. Pacific Time on February 12, 2016 and not later than 5:00 p.m. Pacific Time on March 13, 2016. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law and our bylaws. In no event will the public announcement of an adjournment or a postponement of our annual meeting commence a new time period for the giving of a stockholder’s notice as provided above.

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials.  Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2016 annual meeting must be received by us not later than December 18, 2015 in order to be considered for inclusion in our proxy materials for that meeting. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law and our bylaws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in 2014, with the exception of the following reports that were filed late: Jay M. Spitzen failed to file a Form 4 in November 2013 to report the gift of 300 shares of common stock. Robert J. Zollars failed to file a Form 4 in December 2013 to report the disposition of shares to, and acquisition of said shares by, ZoCo LP.

Available Information

We will mail without charge, upon written request, a copy of our annual report on Form 10-K for the year ended December 31, 2014, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Vocera Communications, Inc.
525 Race Street
San Jose, California 95126
Attn: Investor Relations

The annual report on Form 10-K is also available at http://investors.vocera.com.

“Householding” — Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report on Form 10-K and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided other instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

We expect that a number of brokers with account holders who are our stockholders will be “householding” our annual report on Form 10-K and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report on Form 10-K and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting your broker.

Upon written or oral request, we will undertake to promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report on Form 10-K and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report on Form 10-K and other proxy materials, you may write or call our Investor Relations department at 525 Race Street, San Jose, California 95126, Attn: Investor Relations, telephone number (408) 882-5737.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability or annual report on Form 10-K and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or our Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

Our Board of Directors does not presently intend to bring any other business before the meeting and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

vocera

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 1, 2015.

Vote by Internet

- Go to **www.envisionreports.com/VCRA**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposal 2.

1. Election of Directors:

Nominee	For	Withhold
01 - Robert J. Zollars	☐	☐
02 - John N. McMullen	☐	☐
03 - Sharon L. O'Keefe	☐	☐

+

	For	Against	Abstain
2. Proposal to ratify appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2015.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

■ 3 1 D V +

021OGB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET **OR** TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Vocera Communications, Inc.

Notice of 2015 Annual Meeting of Stockholders

525 Race Street, San Jose, CA 95126
Fax: 408-882-5901
Proxy Solicited by Board of Directors for Annual Meeting — June 2, 2015

Robert J. Zollars, Brent D. Lang and Jay M. Spitzen, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Vocera Communications, Inc. to be held on June 2, 2015 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)